                                                                   Exhibit 4.8

                           SUBORDINATED LOAN AGREEMENT

                  THIS SUBORDINATED LOAN AGREEMENT is entered into on this 30th day of October, 1998, by and among JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company ("JCC"), HARRAH'S OPERATING COMPANY, INC., a Delaware corporation, and HARRAH'S ENTERTAINMENT, INC., a Delaware corporation.


                                    RECITALS

                  A. Harrah's Jazz Company, a Louisiana general partnership ("HJC"), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on November 22, 1995 which is currently pending in the United States Bankruptcy Court for the Eastern District of Louisiana, Case No. 95-14545.

                  B. HJC has submitted, and the United States Bankruptcy Court for the Eastern District of Louisiana has confirmed, the Plan.

                  C. As contemplated by the Plan, JCC has succeeded to all the rights and obligations of HJC.

                  D. Pursuant to the Plan, JCC shall develop and operate the Casino in the City at the site of the former Rivergate Convention Center.

                  E. In order to finance a portion of the costs required to construct and develop the Casino, JCC desires to borrow from HOCI and HOCI is willing to lend to JCC, up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) of subordinated debt on the terms and conditions set forth below.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Definitions. Each of the following terms when used herein shall have the following defined meanings:

                  Affiliate. "Affiliate" shall mean as to any Person the affiliates of whom are relevant for purposes of any provisions of this Agreement, (i) any corporation, partnership, limited liability company, unincorporated association, joint venture, trust or individual controlled by, under common control with, or which controls, directly or indirectly, such Person, and (ii) a trust of which the Person, or a direct or indirect shareholder of such Person, is a trustee, or which has as its principal beneficiaries such Person, or any direct or indirect shareholder of such Person, or members of the immediate family of such direct or indirect shareholder or other Person. For purposes hereof, shares or other ownership interests held by a trust shall be deemed to be owned pro-rata by the beneficiaries of such trust.

                  Agreement. "Agreement" shall mean this Subordinated Loan Agreement.

                  Available Cash Flow. "Available Cash Flow" shall mean Cash Flow remaining after payment or reserve, as the case may be, of all outstanding cash principal and interest (including, without limitation, Contingent Payments (as defined in the Indentures)) owing in respect of the New Bonds and the New Contingent Bonds, the Convertible Subordinated Junior Debentures and all amounts due and payable in respect of the Bank Debt.

                  Available Funds. "Available Funds" shall mean the amount of funds available to pay amounts required for completion of the Casino representing proceeds available to JCC from or under any and all equity contributions actually made to JCC, the Convertible Junior Subordinated Debentures, the Bank Debt and this Agreement.

                  Available Proceeds of Major Capital Events. "Available Proceeds of Major Capital Events" shall mean Proceeds of Major Capital Events remaining after payment or reserve, as the case may be, of all outstanding principal and interest (including, without limitation, Contingent Payments (as defined in the Indentures)) due and payable in respect of the New Bonds and the New Contingent Bonds, the Convertible Junior Subordinated Debentures and all amounts due and payable in respect of the Bank Debt.

                  Bank Debt. "Bank Debt" shall mean the loans and letters of credit to be obtained by JCC on and after the effective date of the Plan pursuant to the Credit Agreement which shall include (a) term loans not to exceed Two Hundred Eleven Million Five Hundred Thousand Dollars ($211,500,000) in aggregate principal amount providing for a senior secured term loan in the amount of Sixty Million Dollars ($60,000,000) (the "A Term Loan"), a secured term loan in the amount of One Hundred Fifty One Million Five Hundred Thousand Dollars ($151,500,000) (the "B Term Loan"), and (b) a working capital facility (including revolving loans, swingline loans and letters of credit) in the amount of Twenty Five Million Dollars ($25,000,000) (the "Working Capital Facility") and shall have such other terms and conditions as shall be set forth in the Bank Debt Documents.

                  Bank Debt Documents. "Bank Debt Documents" shall mean, collectively, the Credit Agreement, all guarantees and all other loan, security and other documents governing the terms and conditions of, or relating to, the Bank Debt.

                  Bank Restricted Payments Covenants. "Bank Restricted Payments Covenants" shall have the meaning set forth in Section 3(a) hereof.

                  Business Day. "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

                  Cash Flow. "Cash Flow" means all cash received by JCC from all sources (except Major Capital Events) remaining after payment of current expenses, liabilities, debts or obligations of JCC, including, without limitation, any payments due under the Lease or the Casino Operating Contract.

                  Casino. "Casino" shall mean the development and construction of the Casino consisting of a minimum of one hundred thousand (100,000) square feet of net gaming space, approximately fifteen thousand (15,000) square feet of multi-function, special event, food service and meeting room space on the first floor of the Casino, a two hundred fifty (250) seat buffet on the first floor of the Casino, the Poydras tunnel area, and parking facilities and the Second Floor Shell Construction.

                  Casino Operating Contract. "Casino Operating Contract" shall mean that certain Casino Operating Contract between HJC and the LGCB dated as of July 15, 1994, as such contract may be modified pursuant to the Plan or from time to time by the parties thereto.

                  City. "City" shall mean the City of New Orleans.

                  Completion Budget. "Completion Budget" shall have the meaning set forth in the Completion Loan Agreement.

                  Completion Guarantees. "Completion Guarantees" shall have the meaning set forth in the Completion Loan Agreement.

                  Completion Loan. "Completion Loan" shall have the meaning set forth in the Completion Loan Agreement.

                  Completion Loan Agreement. "Completion Loan Agreement" shall mean that certain Amended and Restated Completion Loan Agreement entered into by and among JCC, HOCI and HET pursuant to the Plan.

                  Convertible Junior Subordinated Debentures. "Convertible Junior Subordinated Debentures" shall mean the Convertible Junior Subordinated Debentures due 2009 of JCC to be issued under the Plan in the aggregate principal amount at issuance of approximately Twenty Seven Million, Three Hundred Thousand Dollars ($27,300,000).

                  Convertible Junior Indenture. "Convertible Junior Indenture" shall mean that certain Indenture entered into pursuant to the Plan, pursuant to which JCC has issued the Convertible Junior Subordinated Debentures.

                  Credit Agreement. "Credit Agreement" shall mean that certain Credit Agreement to be entered into by and among JCC, JCC Holding Company, a Delaware corporation, Bankers Trust Company, and certain lenders pursuant to the Plan, as such agreement may be amended (including any amendment and restatement thereof), supplemented or modified from time to time, including any agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of JCC as additional borrowers or guarantors thereunder) all or a portion of the indebtedness under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders.

                  Debt. "Debt" shall mean: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business; (iv) all obligations as lessee that are capitalized in accordance with generally accepted accounting principles; (v) all obligations to repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit, banker's acceptance, surety, performance or appeal bond or similar instrument (each such obligation to be valued at the face amount of such instrument); and (vi) all obligations secured by a Lien or guaranteed by JCC.

                  Default. "Default" shall have the meaning set forth in
Section 7(a) hereof.

                  Default Rate. "Default Rate" shall mean the Interest Rate plus two percent (2%), but in no event greater than the maximum rate permitted by applicable law.

                  GAAP. "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof.

                  HET. "HET" shall mean Harrah's Entertainment, Inc., a Delaware corporation, and its successors and assigns.

                  HET Subordinated Lender Subordination Agreements. "HET Subordinated Lender Subordination Agreements" shall mean that certain HET Subordinated Lender Subordination Agreement entered into for the benefit of the trustee of the Indentures by and among HET, HOCI and Norwest Bank Minnesota, N.A. and that certain HET Subordinated Lender Subordination Agreement entered into for the benefit of the administrative agent under the Credit Agreement by and among HET, HOCI and Bankers Trust Company, collectively.

                  HOCI. "HOCI" shall mean Harrah's Operating Company, Inc., a Delaware corporation, and its successors and assigns.

                  Holder. "Holder" shall have the meaning set forth in
Section 11 hereof.

                  HJC. "HJC" shall have the meaning set forth in Recital A to this Agreement.

                  Indemnified Parties. "Indemnified Parties" shall mean HET and HOCI, and their officers, directors, corporate representatives, employees, lawyers and agents thereof.

                  Indentures. "Indentures" shall mean those certain Indentures entered into pursuant to the Plan, pursuant to which JCC has issued the New Bonds and the New Contingent Bonds, collectively, as amended from time to time.

                  Interest Rate. "Interest Rate" shall mean a rate equal to the lower of (i) eight percent (8%) per annum, or (ii) the maximum rate permitted by applicable law.

                  JCC. "JCC" shall have the meaning set forth in the preamble to this Agreement.

                  Lease. "Lease" shall mean that certain lease by and between Celebration Park Casino, Inc., the RDC, and the City, as intervenor, dated as of April 27, 1993, as amended by that certain Amended Lease Agreement by and between JCC, the RDC and the City, as intervenor, dated as of March 15, 1994, as further amended pursuant to the Plan.

                  LGCB. "LGCB" shall mean the Louisiana Gaming Control Board or any successor entity.

                  Lien. "Lien" shall mean, with respect to any asset of JCC, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  Major Capital Event. "Major Capital Event" shall mean any borrowings or equity or debt financings (except short term borrowing in the ordinary course of business) by JCC or otherwise relating to the Project (excluding any Debt incurred pursuant to this Agreement, the Completion Loan Agreement, the Credit Agreement, the Convertible Junior Indenture, or the Indentures), any sale of all or a substantial portion of the Project or the Company's assets (excluding dispositions of personal property and equipment in the ordinary course of business), any insured casualty loss or any condemnation or other involuntary conversion with respect to a substantial portion of the Project (including losses covered by title insurance), or any revocation or breach by the LGCB under the Casino Operating Contract.

                  Management Agreement. "Management Agreement" shall mean that certain Second Amended and Restated Management Agreement entered into by and among JCC and Manager pursuant to the Plan.

                  Manager. "Manager" shall mean Harrah's New Orleans Management Company, a Nevada corporation.

                  Maturity. "Maturity" has the meaning set forth in Section 3 hereof.

                  New Bonds. "New Bonds" shall mean the Senior Subordinated Notes due 2009 with Contingent Interest of JCC to be issued under the Plan in the aggregate non-contingent principal amount, as of the date hereof, of One Hundred Eighty Seven Million Five Hundred Thousand Dollars ($187,500,000), as such instrument may be modified in accordance with the terms of the Indentures.

                  New Contingent Bonds. "New Contingent Bonds" shall mean the Senior Subordinated Contingent Notes due 2009 of JCC to be issued under the Plan.

                  Non-Qualified Person. "Non-Qualified Person" shall mean any Person that would, if associated with JCC or JCC's Affiliates or with HET, in the judgment of HET or any licensing authority, impair or cause the denial, suspension or revocation of any gaming registration, permit, license, right or entitlement or alcoholic beverage registration, permit, license, right or entitlement held or applied for by JCC, HET, or any Affiliate of HET or JCC.

                  Notes. "Notes" shall have the meaning set forth in Section 2 hereof.

                  Obligations. "Obligations" shall mean all principal and interest in respect of each Subordinated Loan and all other obligations pursuant to this Agreement and any interest thereon, all whether incurred or accrued before or after maturity or acceleration thereof.

                  Person. "Person" shall mean any individual, partnership, limited liability company, corporation, unincorporated association, joint venture, trust or other entity.

                  Plan. "Plan" shall mean that certain plan of reorganization of HJC confirmed by the United States Bankruptcy Court for the Eastern District of Louisiana for that certain case captioned In re Harrah's Jazz Company, Case No. 95-14545, as modified.

                  Plan Consummation Date. "Plan Consummation Date" shall mean the effective date of the Plan which is confirmed by a final and nonappealable order pursuant to Section 1123(b)(3)(A) of the United States Bankruptcy Code.

                  Prior Debt. "Prior Debt" shall mean the Bank Debt, the New Bonds and the New Contingent Bonds and the Convertible Junior Subordinated Debentures and any modifications, renewals or replacements of the Bank Debt, the New Bonds and the New Contingent Bonds or the Convertible Junior Subordinated Debentures permitted pursuant to Section 6(a) hereof.

                  Proceeds of Major Capital Event. "Proceeds of Major Capital Event" shall mean the net proceeds of any Major Capital Event after deducting any closing costs or expenses arising in connection with the Major Capital Event, Debt repaid or required to be repaid in connection with such Major Capital Event out of such proceeds, including without limitation as required pursuant to Section 5 of the Indentures or pursuant to the Mortgages (as defined in the Indentures), and any amounts reinvested in the Project or held in any escrow or other restricted accounts for investment in the Project, including without limitation the deduction of any Contingent Payments under and as defined in the Lease.

                  Project. "Project" shall mean any business conducted at or with respect to the Casino and such additional movable and immovable property as JCC may determine to lease or acquire, that is either located thereat or used in connection with or relates to the business of JCC and the Casino Operating Contract.

                  RDC. "RDC" shall mean the Rivergate Development Corporation, a Louisiana public benefit corporation.

                  Refinanceable Debt. "Refinanceable Debt" shall have the meaning set forth in Section 6(a)(i) hereof.

                  Refinancing. "Refinancing" shall have the meaning set forth in
Section 6(a)(i) hereof.

                  Refinancing Indebtedness. "Refinancing Indebtedness" shall have the meaning set forth in Section 6(a)(i) hereof.

                  Second Floor Shell Construction. "Second Floor Shell Construction" shall mean the shell construction of the second floor non-gaming space to the stage where it is ready for tenant improvement and build out for non-gaming entertainment purposes; provided that the build out of the tenant improvements and the occupancy and opening for business of such second floor non-gaming development shall not be a part of this construction and may occur concurrently with and continue after completion of the Casino and completion of such tenant improvements is not part of the Obligations.

                  Subordinated Loan. "Subordinated Loan" shall have the meaning set forth in Section 2 hereof.

                  Subordinated Loan Documents. "Subordinated Loan Documents" shall mean this Agreement, the Notes and any other documents executed in connection with this Agreement.

                  Subordinated Loan Payment Date. "Subordinated Loan Payment Date" has the meaning set forth in Section 5(a) hereof.

                  Subordinated Loan Payment Obligations. "Subordinated Loan Payment Obligations" shall mean any Subordinated Loan and any interest thereon.

                  Substitute Holder. "Substitute Holder" shall have the meaning set forth in Section 11 hereof.

                  2. Subordinated Loan. On the Plan Consummation Date and from time to time thereafter, at JCC's request, HOCI or an Affiliate of HOCI shall make a non-revolving loan or loans to JCC not to exceed in the aggregate Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) (each such loan a "Subordinated Loan" and, collectively the "Subordinated Loans"). Proceeds of the Subordinated Loans shall be used solely for funding the costs set forth on the Completion Budget; provided that if on the Termination of Construction Date (as defined in the Credit Agreement), JCC has not borrowed the full Twenty Two Million Five Hundred Thousand Dollars ($22,500,000), JCC shall borrow the remaining amount and the proceeds shall be used (i) first to pay any outstanding principal and interest on the Tranche A-1 Term Loan (as defined in the Credit Agreement) and (ii) second to pay any outstanding principal and interest on the Tranche A-2 Term Loan (as defined in the Credit Agreement). All outstanding amounts of any Subordinated Loans shall be evidenced by a promissory note or notes in the form of Exhibit A attached hereto and by this reference incorporated herein (each a "Note" and collectively, the "Notes").

                  3. Term of Obligations. All Subordinated Loans shall be due and payable in full on the date (the "Maturity") which is six (6) months following the maturity of the New

Bonds; provided, however, early repayment of the Subordinated Loans shall be allowed to the extent permitted pursuant to the "restricted payment covenants" set forth in the Bank Debt Documents (the "Bank Restricted Payments Covenants") and in Section 5.3 of the Indentures.

                  4. Interest Rate. Except as otherwise provided in Section 8(b) hereof, the outstanding principal amount of each Subordinated Loan shall bear interest at the Interest Rate from the date incurred until repayment in full.

                  5. Repayment of Subordinated Loan Payment Obligations

                           (a) Application of Available Cash Flow and Available
Proceeds of Major Capital Events. Subject to the satisfaction of the Bank Restricted Payments Covenants as in effect on the date hereof and the provisions of the HET Subordinated Lender Subordination Agreements and after the satisfaction of (i) the Company's obligation to pay any deferred management fees pursuant to the Management Agreement, and (ii) the Company's obligation to pay any deferred amortization of principal pursuant to the Credit Agreement, interest on all outstanding Subordinated Loan Payment Obligations shall be paid in cash in arrears on a quarterly basis on the first (1st) Business Day following the last day of each March, June, September, and December (each a "Subordinated Loan Payment Date") from, and only to the extent of, one hundred percent (100%) of Available Cash Flow for the month immediately preceding the applicable Subordinated Loan Payment Date. Subject to the satisfaction of the Bank Restricted Payments Covenants, upon the occurrence of a Major Capital Event, all Subordinated Loan Payment Obligations then outstanding shall be reduced by application of one hundred percent (100%) of the Available Proceeds of Major Capital Event of such Major Capital Event.

                           (b) Deferral of Subordinated Loan Interest.
Notwithstanding Section 5(a) above, but subject to the satisfaction of the Bank Restricted Payments Covenants and the provisions of the HET Subordinated Lender Subordination Agreements:

                                    (i) Interest on the Subordinated Loans shall
not be payable in cash for the Contingent Payment Period (as defined in the Indentures) ended on September 30, 2000 if the Consolidated EBITDA of JCC for such Contingent Payment Period is less than $38,800,000 (or the pro rated amount thereof if the Casino is open for less than twelve (12) months). If the payment of interest in cash on the Subordinated Loans for such Contingent Payment Period is not prohibited by this Section 5(b)(i), such interest shall be due and payable on November 15, 2000. Any interest on the Subordinated Loans that is not permitted to be paid in cash for such Contingent Payment Period pursuant to this
Section 5(b)(i) shall be deferred ("First Year Deferred Interest"), shall be added to the principal amount of the Subordinated Loan Payment Obligations and bear interest at the Interest Rate. An amount equal to 50% of the First Year Deferred Interest, if any, shall be due and payable in cash upon the first Interest Payment Date (as defined in the Indenture for the New Bonds) which occurs after such Contingent Payment Period and upon which the Company pays Fixed Interest (as defined in the Indenture for the New Bonds) in cash to the holders of New Bonds. The balance of such First Year Deferred Interest, if any, shall be due and payable in cash (i) if the aggregate Consolidated

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EBITDA of JCC for the two consecutive Contingent Payment Periods ending on
September 30, 2001 exceeds $102,800,000, on November 15, 2001, or (ii) if the aggregate Consolidated EBITDA of JCC for the three consecutive Contingent Payment Periods ending on September 30, 2002 exceeds $187,100,000, on November 15, 2002, or (iii) otherwise, on November 16, 2009.

                                    (ii) Interest on the Subordinated Loans
shall not be payable in cash for the Contingent Payment Period ended on September 30, 2001 if the Consolidated EBITDA of JCC for such Contingent Payment Period is less than $64,000,000. If the payment of interest in cash on the Subordinated Loans for such Contingent Payment Period is not prohibited by this
Section 5(b)(ii), such interest shall be due and payable in cash on November 15, 2001. Any interest on the Subordinated Loans that is not permitted to be paid in cash for such Contingent Payment Period pursuant to this Section 5(b)(ii) shall be deferred ("Second Year Deferred Interest"), shall be added to the principal amount of the Subordinated Loan Payment Obligations and bear interest at the Interest Rate. An amount equal to 50% of the Second Year Deferred Interest, if any, shall be due and payable in cash upon the first Interest Payment Date which occurs after such Contingent Payment Period and upon which the Company pays Fixed Interest in cash to the holders of New Bonds. The balance of such Second Year Deferred Interest, if any, shall be due and payable in cash (i) if the aggregate Consolidated EBITDA of JCC for the two consecutive Contingent Payment Periods ending on September 30, 2002 exceeds $148,300,000, on November 15, 2002, or (ii) if the aggregate Consolidated EBITDA of JCC for the three consecutive Contingent Payment Periods ending on September 30, 2003 exceeds $239,000,000, on November 15, 2003, or (iii) otherwise, on November 16, 2009.

                                    (iii) From and after September 30, 2001, if
Fixed Interest on the New Bonds is paid in Secondary Securities (as defined in the Indenture for the New Bonds), interest on the Subordinated Loans shall not be paid in cash but shall be added to the principal amount of the Subordinated Loan Payment Obligations and bear interest at the Interest Rate. If Fixed Interest on the New Bonds is paid in cash, interest on the Subordinated Loans shall be paid in cash from the Available Cash Flow.

                           (c) Subordination. All payments with respect to the
Subordinated Loan (whether to be made to HET, HOCI or any of their successors and assigns) shall be subject to the terms of (and subordinated in accordance with) the HET Subordinated Lender Subordination Agreements.

                           (d) Right to Receive Audit Reports. So long as any
Subordinated Loan is outstanding, at the request of HET and HOCI:

                                    (i) JCC shall prepare and deliver to HET and
HOCI, on or before the twentieth (20th) day of each month, a statement of all income and expenses in connection with the operation of the Casino on a line item basis for the prior month, which statement shall include a calculation of Available Cash Flow for the prior month and otherwise be in form satisfactory to HET and HOCI.

                                    (ii) JCC shall deliver to HET and HOCI, on
or before March 1 of each year a copy of its audited financial statement for the preceding calendar year. In the event such audited financial statement shows that Available Cash Flow for the preceding calendar year was different from the amount reported by JCC on a monthly basis, the amount of such difference shall be promptly applied to, or credited against, the Subordinated Loan Payment Obligations, as applicable.

                                    (iii) JCC shall maintain accurate and
complete books and records evidencing calculations of Available Cash Flow. HET and HOCI shall have the right at any time upon reasonable notice to conduct an audit of the books and records of JCC upon which JCC's calculation of Available Cash Flow are based.

                  6. Covenants and Restricted Acts

                           (a) Covenants

                                    (i) JCC may incur any Debt or Lien issued in
exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part (a "Refinancing," or as appropriate, to "Refinance") the Bank Debt, the New Bonds, the New Contingent Bonds or the Convertible Junior Subordinated Debentures ("Refinanceable Debt") in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount of the Refinanceable Debt so Refinanced, and (ii) if such Refinanceable Debt being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing plus, in either case, the lesser of the amount of premium actually paid at such time to Refinance the Refinanceable Debt and the stated amount of any premium required to be paid in connection with such a Refinancing pursuant to the terms of the Refinanceable Debt being Refinanced ("Refinancing Indebtedness").

                                    (ii) Except with respect to the New Bonds,
the New Contingent Bonds, the Convertible Junior Subordinated Debentures, the Bank Debt, Debt incurred pursuant to the Completion Loan Agreement, and any Refinancing Indebtedness pursuant to Section 6(a)(i) hereof, any Debt or Lien incurred, modified, renewed or replaced by JCC shall be permitted only to the extent permitted by the Indentures as in effect on the Plan Consummation Date.

                                    (iii) JCC shall use all Available Funds for
the construction and development of the Casino in accordance with the Completion Budget.

                           (b) Restricted Acts. Except as permitted by the
Indentures, JCC shall not:

                                    (i) declare or make or become irrevocably
committed to make any redemption, acquisition or other manner of return of the capital invested in JCC by a shareholder;

                                    (ii) consolidate or merge with or into any
other entity;

                                    (iii) dissolve JCC; or

                                    (iv) sell, lease or otherwise transfer or
dispose of, directly or indirectly, all or any substantial part of the property of JCC.

                           (c) Termination of Covenants. All covenants and
restrictions set forth in this Section 6 shall terminate only upon the satisfaction in full of all of the Obligations.

                  7. Default

                           (a) Events of Default. It shall be a default (a
"Default") under this Agreement, if any one or more of the following events occur:

                                    (i) failure of JCC to make payment of any
principal or interest on any Subordinated Loan or any costs and expenses pursuant to Section 16(m) hereof within ten (10) Business Days following notice to JCC that such payments are due and payable in accordance with the terms of this Agreement and the HET Subordinated Lender Subordination Agreements;

                                    (ii) a breach by JCC of any other material
obligation pursuant to any of the Subordinated Loan Documents following notice of such breach to JCC and the failure of JCC to cure such breach within a period of thirty (30) days following such notice;

                                    (iii) acceleration of any of the Prior Debt
with an aggregate principal amount in excess of $50,000,000, other than any such acceleration resulting from the failure of HET to perform the Completion Guarantees;

                                    (iv) the making of an assignment for the
benefit of creditors by JCC; the voluntary appointment (at the request of any such party or with the consent of any such party) of a receiver, custodian, liquidator or trustee in bankruptcy of the property of JCC; the filing by JCC of a petition in bankruptcy or adjudication of it as a bankrupt or insolvent; or the filing by JCC of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors;

                                    (v) the filing against JCC of a petition
seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other similar relief for debtors, or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of JCC, and such petition or appointment is not vacated or discharged within sixty (60) days after the filing or making thereof;

                                    (vi) the liquidation, sale or dissolution of
JCC; or

                                    (vii) the termination of the Management
Agreement or removal of the Manager as the manager of the Casino (other than as a result of a voluntary termination by the Manager or a default by the Manager thereunder or the termination of the Management Agreement by JCC at such time that the directors of the JCC Holding Company appointed by HET, or any subsidiary of HET, shall be a majority of the Board of Directors of JCC Holding Company with power to control the day to day operations of JCC in accordance with the Certificate of Incorporation and Bylaws of JCC Holding Company);

provided that notwithstanding the occurrence of a Default, HET and HOCI (and their successors and assigns) shall forbear from exercising (and shall not be permitted to exercise) any remedies hereunder if any Prior Debt is then outstanding.

                           (b) Acts or Omissions of HET and Manager. No act or
omission of HET as a shareholder of JCC or of the Manager shall in any way delay, postpone, restrain or otherwise interfere with the exercise by HET or HOCI of any of their remedies hereunder; provided, however, that nothing contained herein shall limit the liability of the Manager under the Management Agreement.

                  8. Remedies

                           (a) Upon the occurrence and during the continuance of
a Default, HET and HOCI shall have the right immediately to declare due and owing any or all of the Obligations with notice to JCC, but without demand to JCC; provided that, so long as any Prior Debt is outstanding, HET and HOCI may not declare the Obligations immediately due and owing until such outstanding Prior Debt has also been declared immediately due and owing. Except as otherwise limited by the terms of this Agreement or the HET Subordinated Lender Subordination Agreements, HET and HOCI shall have all other rights and remedies available at law or equity, under this Agreement or under any other agreements entered into by HET and HOCI or any of their Affiliates, and each such agreement and rights and remedies may be enforced separately and independently.

                           (b) Interest on any Obligations not paid when due
hereunder shall accrue at the Default Rate, provided that no interest or other payments pursuant to this Agreement shall be due or payable (and the Default Rate shall not apply) so long as JCC is prohibited from making payments by the terms of this Agreement or the HET Subordinated Lender Subordination Agreements.

                  9. Obligations Absolute. All Obligations, unless otherwise specifically provided herein, are unconditional, irrevocable and continuing until paid and performed in full, and shall be paid and performed in strict accordance with the terms of this Agreement and the HET Subordinated Lender Subordination Agreements under all circumstances, including without limitation, the following:

                           (a) the existence of any claim, set-off, defense or
other right that JCC or any party hereto may have at any time against HET or HOCI, or any Affiliate of HET or HOCI, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; and

                           (b) any forgery, fraud, misrepresentation or
insufficiency or breach of representation or warranty, in any respect, of any Person, other than forgery or fraud of HET or HOCI in connection with this Agreement.

                  10. Lender Redemption. If the holder of a Subordinated Loan (the "Holder") is required to qualify or be found suitable under any applicable gaming law, regulation, rule or order and does not so qualify or otherwise does not meet the suitability standards pursuant to any applicable gaming law, regulation, rule or order, the Holder shall and hereby agrees to sell the Subordinated Loan to a suitable holder or holders (the "Substitute Holder") that assume(s) and accept(s) the rights and obligations of the Holder hereunder and under the HET Subordinated Lender Subordination Agreements. If the Holder fails to sell the Subordinated Loan to a Substitute Holder within thirty (30) days of being determined unsuitable or unqualified, or such lesser period of time as specified by any applicable gaming law, regulation, rule or order, JCC may designate a Substitute Holder within an additional thirty (30) day period, or such lesser period of time as specified by any applicable gaming law, regulation, rule or order, or may at its election upon written notice to the Holder, subject to all restrictions of any applicable gaming law, regulation, rule or order, immediately redeem the Holder's Subordinated Loan by payment of all principal, interest and other amounts due with respect to such Subordinated Loan. To the extent and for so long as required by any applicable gaming law, regulation, rule or order, the Holder agrees that upon the Holder being determined unsuitable or unqualified, the redemption of the Holder's Subordinated Loan and all payments to and rights of such Holder shall be subject to all restrictions of any applicable gaming law, regulation, rule or order.

                  11. Rights of HET and HOCI. Subject to the terms and conditions of this Agreement and the HET Subordinated Lender Subordination Agreements, HET and HOCI or either of them may, at any time and from time to time, without consent of or notice to JCC, and without incurring responsibility to JCC, and without impairing or releasing the obligations of JCC, exercise or refrain from exercising any rights against JCC or any other collateral or guarantee which may secure the Obligations or otherwise act or refrain from acting (or consent to any such action or inaction).

                  12. Waivers; Modifications

                           (a) Waivers Generally. No failure or delay on the
part of HET or HOCI to insist on strict performance in exercising any privilege, right or remedy shall operate as a waiver thereof or a waiver of any term, provision or condition hereof, nor shall any single or partial exercise of any privilege, right or remedy preclude any other or further exercise thereof or the exercise of any other privilege, right or remedy.

                           (b) No Continuing Waivers. A waiver in one or more
instances of any of the terms, covenants, conditions or provisions hereof shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waiver, but all of the terms, covenants, conditions and other provisions of this Agreement shall survive and continue to remain in full force and effect; and no waiver shall be effective unless in writing, dated and signed by HET and HOCI.

                           (c) Modifications. No change, amendment,
modification, cancellation or discharge hereof, or any part hereof, shall be valid unless in writing, dated and signed by the party against whom such change, amendment, modification, cancellation or discharge is sought to be charged.

                  13. No Right of Offset. No offset or claim that JCC or any shareholder of JCC now or may in the future have against HET or HOCI, any of their Affiliates, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction, shall relieve JCC from paying any amounts owing hereunder.

                  14. Indemnification. JCC hereby indemnifies and agrees to defend the Indemnified Parties and to hold each of them harmless from any cost, expense, liability, loss, or damage, including, without limitation, reasonable attorneys' fees, incurred by any of them as a result of their exercise of any rights or remedies under this Agreement; provided that the Indemnified Parties shall not be indemnified for their bad faith or willful misconduct.

                  15. Gaming Regulations. This Agreement, and any remedies contemplated hereby, are and shall remain subject to the Louisiana Economic Development and Gaming Corporation Act, La.R.S. 27:1 et seq., La.R.S. 27:201 et seq. and the rules and regulations thereunder (as may be amended from time to time, collectively, the "Louisiana Gaming Regulations"), and the exercise of remedies hereunder will be subject to the Louisiana Gaming Regulations.

                  16. Miscellaneous

                           (a) Entire Agreement. This Agreement represents the
entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and all prior agreements, understandings, representations and warranties in regard to the subject matter hereof, are and have been merged herein and are superseded hereby.

                           (b) Governing Law. This Agreement and the rights of
the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of New York without application of conflict of laws principles.

                           (c) Notices. The addresses of JCC, HET and HOCI shall
for all purposes be as set forth below unless otherwise changed by the applicable party hereto by notice to the others as provided herein.

JCC:                  Jazz Casino Corporation
                      512 South Peters Street
                      New Orleans, Louisiana 70130
                      Phone:  (504) 533-6538
                      Fax:  (504) 533-6100

                      Attn:  President

HET and HOCI:         Harrah's Entertainment, Inc.
                      Harrah's Operating Company, Inc.
                      1023 Cherry Road
                      Memphis, Tennessee 38117
                      Phone:  (901) 762-8724
                      Fax:  (901) 537-3037

                      Attn:  General Counsel

                      with a copy to the Corporate Secretary at the same address

                  All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered as properly given if mailed by certified United States mail, postage prepaid, with return receipt requested, by overnight courier service, or by facsimile transmission with reception confirmed. Notices hereunder in any manner shall be effective only if and when received by the addressee. Certified mail receipt or express courier receipt at the above addresses shall establish receipt for purposes of notices under this Agreement. Any of JCC , HET or HOCI may from time to time, by notice in writing served upon the others as aforesaid, designate a different mailing address to which, or a different person to whose attention, all such notices or demands are thereafter to be addressed.

                           (d) Successors and Assigns. JCC shall not assign its
rights or obligations under this Agreement without the prior written consent of HET and HOCI; and none of HET, HOCI or any of their successors and assigns shall assign any of its rights or obligations under this Agreement or under any Note unless the respective assignee agrees in writing to be bound by the terms of the HET Subordinated Lender Subordination Agreements. Subject to the foregoing, this Agreement (which shall at all times be subject to the terms of the HET Subordinated Lender Subordination Agreements) shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs, legal representatives, executors and administrators.

                           (e) Grammatical Changes. Whenever from the context it
appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender as the circumstances require.

                           (f) Captions. Captions contained in this Agreement
are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

                           (g) Severability. If any provision of this Agreement,
or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby; provided that the parties shall attempt to reformulate such invalid provision to give effect to such portions thereof as may be valid without defeating the intent of such provision and the economic burdens and benefits of this Agreement are not impaired.

                           (h) Counterparts. This Agreement, or any amendment
hereto, may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, notwithstanding that all of the parties hereto are not signatories to the original or the same counterpart. In addition, this Agreement, or any amendment hereto, may contain more than one counterpart of the signature pages, and this Agreement, or any amendment hereto, may be executed by the affixing of the signatures of each of the parties hereto to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

                           (i) No Third Party Rights. This Agreement is for the
sole and exclusive benefit of the parties hereto designated herein and no other Person shall under any circumstances be deemed to be a beneficiary of any of the rights, remedies, terms and provisions of this Agreement.

                           (j) Voluntary Agreement. Each party hereto has
entered into this Agreement freely and voluntarily, without coercion, duress, distress, or undue influence by any other Persons or their respective shareholders, directors, officers, partners, agents or employees.

                           (k) Advice From Counsel. Each party hereto
understands that this Agreement may affect legal rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice in connection with the negotiation and execution of this Agreement and is satisfied with its legal counsel and the advice received from it.

                           (l) Judicial Interpretation. Should any provision of
this Agreement require judicial interpretation or construction, there shall be no presumption that the terms hereof shall be more strictly construed or interpreted against any party hereto by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the same.

                           (m) Attorneys' Fees. If any party hereto brings any
judicial action or proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled, in addition to any other remedy, to recover from the others, regardless of whether such action or proceeding is prosecuted to judgment, all costs and expenses, including without limitation reasonable attorneys' fees, incurred therein by the prevailing party.

                           (n) Waiver. Each of the parties hereto acknowledges
and agrees that HET and HOCI may take any separate action or actions to the extent permitted under this Agreement as it shall determine in its sole discretion to be in its own best interest.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first above written.

                                     JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company


                                     By:/s/ Fred W Burford
                                        ---------------------------------------

                                     Name: Fred W Burford
                                          -------------------------------------

                                     Title: President
                                           ------------------------------------


                                     HARRAH'S ENTERTAINMENT, INC., a
                                     Delaware corporation


                                     By:/s/ George W Loveland, II
                                        ---------------------------------------

                                     Name: George W Loveland, II
                                          -------------------------------------

                                     Title: V. P.
                                           ------------------------------------

                                     HARRAH'S OPERATING COMPANY, INC., a
                                     Delaware corporation


                                     By:/s/ George W Loveland, II
                                        ---------------------------------------

                                     Name: George W Loveland, II
                                          -------------------------------------

                                     Title: V. P.
                                           ------------------------------------






                               SIGNATURE PAGE TO
                               SUBORDINATED LOAN
                                    AGREEMENT

                                    EXHIBIT A

                      FORM OF SUBORDINATED PROMISSORY NOTE

                          SUBORDINATED PROMISSORY NOTE


$22,500,000                                                   New York, New York
                                                              ___________, 1998

                  FOR VALUE RECEIVED, the undersigned, JAZZ CASINO COMPANY, L.L.C., a Louisiana limited liability company ("Maker"), promises to pay to the order of HARRAH'S OPERATING COMPANY, INC., a Delaware corporation or an Affiliate designated by Harrah's Operating Company, Inc. ("Payee"), at 1023 Cherry Road, Memphis, Tennessee 38117, or at such other place as the holder hereof may from time to time designate, the principal sum of Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) advanced by Payee or Harrah's Entertainment, Inc., a Delaware corporation ("HET"), or an affiliate of HET or both (the "Lender") pursuant to that certain Subordinated Loan Agreement (the "Loan Agreement") effective as of even date herewith, among Maker, Payee and HET, with interest on the unpaid principal balance from time to time outstanding, computed on the basis of a three hundred sixty (360) day year but for the actual number of days outstanding, at a rate equal to eight percent (8%) per annum; but in no event greater than the maximum rate permitted by applicable law. Payment of principal and interest shall be made in the lawful money of the United States which shall be legal tender for public and private debts at the time of payment.

                  Each principal amount advanced by Lender shall be evidenced by a note in this form (this "Note") and shall be due and payable in full on the date of Maturity (as defined in the Loan Agreement).

                  This Note is (and all payments pursuant hereto are) subject to the terms of (and subordinated in accordance with) the HET Subordinated Lender Subordination Agreements (as defined in the Loan Agreement).

                  Subject to the terms of the Loan Agreement and the HET Subordinated Lender Subordination Agreements, at the option of the holder hereof, this Note may be declared to be (in which case this Note shall become) immediately due and payable, and all obligations of the holder hereof to make any future advances shall terminate upon the occurrence and during the continuance of any Default (as defined in the Loan Agreement).

                  If this Note is not paid when due, whether at maturity or by acceleration, at such time as such payment is not prohibited by the terms of the HET Subordinated Lender Subordination Agreements, the undersigned promises to pay all costs of collection, including without limitation, reasonable attorneys' fees, and all expenses in connection with the protection or realization of any collateral securing this Note incurred by the holder on account of such collection, whether or not suit is filed hereon; and such costs and expenses shall include without limitation all costs, attorneys' fees and expenses incurred by the holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Maker, which in any way affect the exercise by the holder hereof of its rights and remedies under this Note. The amount of such costs and expenses, together with interest at the Default Rate (as hereinafter defined) shall be repaid to the holder hereof upon written demand therefor. Should interest not be paid when due, it shall thereafter bear like interest as the principal. Additionally, in the event of any default under this Note and for so long as such default shall remain uncured, the interest rate at which this Note shall bear interest shall immediately, without notice, increase to two percent (2%) per annum above the otherwise applicable interest rate (the "Default Rate"), but in no event shall the Default Rate be greater than the Maximum Rate (as hereinafter defined); provided that no interest of other payments under this Note shall be due or payable (and the Default Rate shall not apply) so long as Maker is prohibited from making payments hereon by the terms of the Loan Agreement or the HET Subordinated Lender Subordination Agreements.

                  Anything in this Note or any of the documents executed in connection herewith to the contrary notwithstanding, if at any time the rate of interest on the Note together with all fees and charges, if any (collectively, the "Charges"), contracted for, charged, received, taken or reserved by the holder hereof which may be treated as interest under applicable law, computed over the full term of the Note, exceeds the maximum legal limit (if any such limit is applicable) under United States federal law or state law (to the extent not preempted by federal law, if any), now or hereafter governing the interest payable on the Note (the "Maximum Rate"), then the rate of interest on the Note, together with all Charges, shall be limited to the Maximum Rate. If from any circumstances, the holder hereof shall ever receive as interest an amount which would exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance hereunder (whether or not due and payable) and not to the payment of interest.

                  Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived. To the extent permitted by applicable law, the defense of the statute of limitations is hereby waived by the Maker.

                  No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. The holder hereof shall at all times have the right to proceed against any portion of any security held therefor in such order and in such manner, as the holder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any breach of any of the covenants or conditions of this Note shall be construed to be a waiver of or acquiescence in or a consent to any previous or subsequent breach of the same or any other condition or covenant.

                  No right, power or remedy conferred upon or reserved to the holder hereof by this Note is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by this Note to the holder hereof or to which such holder may be entitled may be exercised from time to time and as often as may be deemed expedient by such holder, and such holder may pursue inconsistent remedies.

                  Subject to the terms of the Loan Agreement and the HET Subordinated Lender Subordination Agreements, the undersigned may from time to time prepay in whole or in part without penalty or premium the principal hereof. Any prepayment of principal shall be accompanied by payment of accrued interest on such principal to the date of such prepayment.

                  This Note shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by United States federal law.

                  The address of the Maker and the Payee shall for all purposes be as set forth below unless otherwise changed by the applicable party hereto by notice to the other as provided herein.

            Maker:  Jazz Casino Company, L.L.C.
                    512 South Peters Street
                    New Orleans, Louisiana 70130

                    Attention:  President

            Payee:  Harrah's Operating Company, Inc.
                    1023 Cherry Road
                    Memphis, Tennessee 38117

                    Attention:  General Counsel

                    with a copy to the Corporate Secretary at the same address

                  All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be in writing and shall be considered as properly given if mailed by certified United States mail, postage prepaid, with return receipt requested, by overnight courier service, or by facsimile transmission with reception confirmed. Notices hereunder in any manner shall be effective only if and when received by the addressee. Certified mail receipt or express courier receipt at the above addresses shall establish receipt for purposes of notices under this Note. Either the Maker or the holder hereof may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which, or a different person to whose attention, all such notices or demands are thereafter to be addressed.

                  Subject to the terms of the Loan Agreement and the HET Subordinated Lender Subordination Agreements, time is hereby declared to be of the essence of this Note and of every part hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa.

                  This Note may not be assigned by Maker without the prior written consent of the holder hereof and any assignee shall (as a condition to any such assignment) agree in writing to be bound by the terms of the HET Subordinated Lender Subordination Agreements. Subject to the foregoing restriction, this Note shall inure to the benefit of the holder hereof, its successors, assigns and representatives and shall bind Maker, its successors, assigns and representatives. This Note may not be modified, amended or terminated except by a written agreement signed by the Maker and holder hereof.

                  If any provision of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  No offset or claim that Maker now or may in the future have against the holder of this Note or any of its Affiliates shall relieve Maker from paying any amounts owing hereunder.